Exhibit No. 1.1


                    PROCEEDS ESCROW AGREEMENT


NAME OF ISSUER: Twinview, Inc.

ESCROW NUMBER: _____________          DATE FILED: ___________

EXPIRATION DATE:     Ninety (90) days from the date of the Prospectus (which
                     may be extended for up to an additional thirty (30) days in the discretion of Twinview, Inc.).

     Twinview, Inc., or one or more broker-dealers, SHALL DELIVER, PROMPTLY FOLLOWING RECEIPT, and with names and addresses of investors at the time deposit is made, funds to be applied to an escrow account in the amount of $150,000.00.

                        TO:     Brighton Bank
                                311 South State Street
                                Salt Lake City, Utah  84111

as escrow agent, the money hereinafter described, to be held and disposed of by the escrow agent in accordance with the duties, instructions, and upon the terms and conditions hereinafter set forth to which the undersigned hereby agree:

     1. Above named bank (hereinafter called the "bank") is not a party to, or bound by any agreement which may be evidenced by or arises out of the following instructions.

     2. The bank and its officers, agents, and employees, act hereunder as a depository only, and are not responsible or liable in any manner whatever for serving as escrow agent in this matter or for the sufficiency, correctness, genuineness or validity of any instrument deposited with it hereunder, or with respect to the form or execution of the same, or the identity, authority, or rights of any person executing or depositing the same.

     3. The bank shall not be required to take or be bound by notice of any default by any person, or to take any action with respect to such default involving any expense or liability, unless notice in writing is given an officer of the bank of such default by the undersigned or any of them, and unless it is indemnified in a manner satisfactory to it against any such expense or liability.

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     4.     The bank shall be protected in acting upon any notice, request, waiver, consent, receipt or other paper or document believed by the bank to be genuine and to be signed by the proper party or parties.

     5. The bank shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own willful misconduct.

     6. The bank shall not be answerable for the default or misconduct of any agent, attorney, or employee acting on behalf of the issuer.

     7. In the event of any disagreement between the undersigned or any of them, and/or person or persons named in the foregoing instructions, and/or any other person, resulting in adverse claims and demands being made in connection with or for any papers, money or property involved herein or affected hereby, the bank shall be entitled at its option to refuse to comply with any such claim or demand, so long as such disagreement shall continue, and in so refusing the bank may make no delivery or other disposition of any money, papers or property involved herein or affected hereby and in so doing the bank shall not be or become liable to the undersigned or any of them or to any person named in the foregoing instructions for its failure or refusal to comply with such conflicting or adverse demands; and the bank shall be entitled to continue so to refrain and refuse so to act until:

          a. The rights of the adverse claimants have been finally adjudicated in a court assuming and having jurisdiction of the parties and the money, papers and property involved herein or affected hereby; and/or

          b. All differences shall have been adjusted by agreement and the bank shall have been notified thereof in writing signed by all of the interested parties.

     8. The papers, documents, money or property subject to this escrow (if other than already named) are as follows:

          Monies deposited by Twinview, Inc., or one or more broker-dealers, as proceeds from the sale of shares of Common Stock of Twinview, Inc. made pursuant to the company's Prospectus.

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     9.     The other duties of the bank under the terms of this agreement are as follows:  None.

     10. The bank will be named as depository only and has not passed in any way upon the merits or qualifications of the security and makes no recommendation with regard to its purchase. The bank does not authorize the use of its name by any person for the promotion or sale of the security.

     11. The issuer agrees that if any amendments are made to the escrow agreement, the issuer will notify the bank as to the amendment and file such documents as the bank requires.

     12.     Special requirements:  None.

     13. Fees for the usual services of the bank under the terms of this agreement are set forth below:

          a. In the event the fees charged and due the bank remain unpaid for a period of one year, the bank shall have the right, and is hereby authorized in its sole and absolute discretion, to discontinue the escrow, terminate all duties hereunder, close all accounting or other records, and to destroy all documents, records and files or to retain such items in a dormant account status subject to the escheat laws of the State of Utah.

          b. All fees charged shall be paid promptly upon invoice by bank, with the initial escrow fee to be paid concurrently with the execution hereof.

          c.     The initial escrow fee shall be $750.00.

          d.     For fee for any check issued in refunding to subscribers see
(14c).

          e. In addition to the escrow fee paid or agreed upon at the inception of this escrow, the parties agree to pay a reasonable compensation for any extra services rendered or incurred by the bank including a reasonable attorney's fee if disputes arise or litigation is threatened or commences which require the bank to refer such dispute to its attorneys.

     14. If a minimum of $150,000.00 in gross offering proceeds is not deposited with the bank on or before ninety (90) days from the date of the Prospectus (which time period may be extended for up to

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an additional thirty (30) days in the discretion of the Company), the parties to the escrow agreement agree as follows:

          a. Bank shall notify the issuer that the escrow period is up and that funds are not in escrow as per agreement.

          b. Bank shall terminate escrow and the bank shall refund to investors the full amount of investment, and any pro rata interest earned during such period.

          c. Issuer agrees to pay a fee of $7.00 per check for this service.

     15. When $150,000.00 or more has been deposited with the escrow agent in funds which are cleared and good, and all escrow requirements have been met, upon request of the issuer the bank shall release the funds held in escrow, and transfer the funds to the issuer.

     16. After release of escrow, the duties, responsibilities and liability of every kind and character under the escrow agreement shall cease and terminate.

     Signed (Issuer) TWINVIEW, INC.


                     By (Officer)_________________________________

                                 Its: ____________________________

     Signed (Bank)   BRIGHTON BANK


                     By (Officer) ________________________________

                                 Its:_____________________________